                                                                    Exhibit 24.a



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
LADD Furniture, Inc.:

We consent to incorporation by reference in the Registration Statement filed on December 1, 1998 on Form S-8 of LADD Furniture, Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 3, 1998, which report is included in the January 3, 1998 annual report on Form 10-K of LADD Furniture, Inc.





Greensboro, North Carolina
December 1, 1998